EXHIBIT 10.19

                            TRACKAGE RIGHTS AGREEMENT





                             by, between, and among





                              FUN TRAINS, INC. and
                          FIRST AMERICAN RAILWAYS, INC.
                            2445 Hollywood Boulevard
                            Hollywood, Florida 33020




                                       and





                            CSX TRANSPORTATION, INC.
                                500 Water Street
                           Jacksonville, Florida 32202
















                             Dated October 31, 1996




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                                TABLE OF CONTENTS
                                                                           PAGE
                                                                           ----
 1.  PREREQUISITE REGULATORY AUTHORITIES.................................... 2

 2.  PREREQUISITE CONSENT OF AMTRAK......................................... 2

 3.  PREREQUISITE CERTIFICATION OF TRACK USAGE AGREEMENTS
     WITH FEC, FLORIDA DEPARTMENT OF TRANSPORTATION
     AND ORLANDO UTILITIES.................................................. 3

 4.  PREREQUISITE PROCUREMENT OF SPECIFIED INSURANCE
     COVERAGE ACCEPTABLE TO CSXT............................................ 3
     a.  Liability Insurance................................................ 3
     b.  Other Required Insurance........................................... 5
     c.  General Provisions Applicable to Required Policies................. 5
     d.  Restrictions on All Required Policies.............................. 6

 5.  CSXT GRANTS TRACKAGE RIGHTS TO FUN TRAINS.............................. 6

 6.  FAR SOLELY RESPONSIBLE FOR FFT LOCOMOTIVES AND
     PASSENGER EQUIPMENT.................................................... 7

 7.  FAR SOLELY RESPONSIBLE FOR PROVIDING PERSONNEL
     FOR FFT OPERATION...................................................... 7

 8.  FFT SCHEDULE........................................................... 8

 9.  INITIAL CONSIST OF FFT................................................. 9

10.  FAR TRAIN CREWS SUBJECT TO CONTROL OF CSXT OPERATING
     OFFICIALS..............................................................10

11.  MANDATORY TOXICOLOGICAL TESTING........................................10

12.  BREAKDOWNS OR SIMILAR PROBLEMS ON LINE OF ROAD.........................11

13.  NO DETOUR ROUTE IS AVAILABLE...........................................11

14.  GENERAL OPERATING PARAMETERS/ON TIME OPERATION NOT
     GUARANTEED.............................................................12

15.  ACCESS TO CSXT RADIO FREQUENCIES.......................................12

16.  ASSUMPTION OF ALL RISKS AND COMPLETE INDEMNIFICATION
     OF CSXT................................................................13

17.  LABOR CLAIMS...........................................................14

18.  FAR SOLELY RESPONSIBLE FOR TERMINAL FACILITIES.........................14


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
                          TABLE OF CONTENTS (Continued)
                                                                           PAGE
                                                                           ----

19.  CAPITAL IMPROVEMENTS INVOLVING CSXT TRACKAGE.......................... 15

20.  FAR SOLELY RESPONSIBLE FOR FFT TAXES.................................. 15

21.  COMPENSATION FOR TRACKAGE RIGHTS...................................... 16

22.  ARBITRATION OF DISPUTES............................................... 19

23.  AGREEMENT CONTINGENT UPON CSXT'S CONTINUED OPERATION OF
     TRACKAGE RIGHTS SEGMENT............................................... 20

24.  TERM OF AGREEMENT..................................................... 20

25.  EXCLUSIVE ACCESS RIGHTS............................................... 21

26.  POTENTIAL FOR HIGH SPEED RAIL SERVICE................................. 21

27.  NONDISCLOSURE OF CONFIDENTIAL INFORMATION............................. 22

28.  BOARD OF DIRECTORS.................................................... 22

29.  FORCE MAJEURE......................................................... 22

30.  WAIVER AND MODIFICATION............................................... 23

31.  GENERAL PROCEDURES FOR DEFAULT.........................................23

32.  NO INTENT TO CREATE JOINT BUSINESS RELATIONSHIP........................24

33.  FIRST AMERICAN AND FUN TRAINS JOINTLY AND SEVERALLY
     ASSUME OBLIGATIONS.....................................................24

34.  SECTIONS HEADINGS USED FOR CONVENIENCE ONLY............................24

35.  ASSIGNMENT RESTRICTED................................................. 25

36.  NOTICES............................................................... 25

37.  GOVERNING LAW......................................................... 25

38.  SEVERABILITY.......................................................... 26


                                   APPENDICES

APPENDIX A........................................... PROPOSED SCHEDULE FOR FFT

APPENDIX B..................................................FFT INITIAL CONSIST


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

                            TRACKAGE RIGHTS AGREEMENT




                  This Trackage Rights Agreement is entered into this 31st day of October, 1996, by, between, and among FUN TRAINS, INC. ("Fun Trains"), a corporation formed pursuant to the laws of the State of Florida with offices at 2445 Hollywood Boulevard, Hollywood, Florida 33020, FIRST AMERICAN RAILWAYS, INC. ("First American"), a corporation formed pursuant to the laws of the State of Nevada, with principal offices at 2445 Hollywood Boulevard, Hollywood, Florida 33020 (Fun Trains and First American are affiliated corporations collectively referred to as "FAR"), and CSX TRANSPORTATION, INC. ("CSXT"), a corporation formed pursuant to the laws of the Commonwealth of Virginia, with principal offices at 500 Water Street, Jacksonville, Florida 32202.
                  WHEREAS, Fun Trains is desirous of obtaining trackage rights to operate a certain type of rail passenger service over CSXT's line of railroad between West Palm Beach, Florida and the Orlando/Kissimmee, Florida area; and
                  WHEREAS, CSXT is willing to grant Fun Trains the desired trackage rights subject to the following terms and conditions; and
                  WHEREAS, First American is willing to jointly and severally assume the obligations assumed pursuant to this Agreement by its subsidiary Fun Trains.


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                                                     - 2 -



                  NOW THEREFORE, in consideration of the valuable benefits which will inure to both CSXT and FAR by virtue of this Agreement, the parties do hereby covenant and agree as follows:
                  1. PREREQUISITE REGULATORY AUTHORITIES - As a condition precedent to the passenger train operations contemplated in this Agreement, Fun Trains shall obtain from the Surface Transportation Board ("STB") pursuant to 49 U.S.C. ss.10901 a certificate of public convenience and necessity authorizing Fun Trains' planned trackage rights operation over CSXT's line of railroad between the CSXT-Florida East Coast Railway Company ("FEC") interchange at West Palm Beach, Florida or the northern terminus of the South Florida Rail Corridor owned by Florida Department of Transportation ("FDOT") on the south end and a location to be selected by FAR in the Orlando/Kissimmee, Florida area on the north end (the "CSXT Trackage Rights Segment" or the "Trackage Rights Segment"). CSXT will support FAR's application to the STB, and upon receipt of the required certificate and order, FAR will provide CSXT with certified copies of those documents. If the STB finds that it does not have jurisdiction over the subject matter of Fun Trains' application or otherwise declines to rule on Fun Trains' application, the parties will endeavor to address this issue in some other mutually acceptable manner, but operations shall not commence unless and until the parties agree to some other approach.
                  2.  PREREQUISITE CONSENT OF AMTRAK - As a condition


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                                                     - 3 -



precedent to the passenger train operations contemplated in this Agreement, FAR shall provide CSXT with a copy of Amtrak's written consent to FAR's planned operation of passenger trains over the CSXT Trackage Rights Segment pursuant to 49 U.S.C. ss.24701(b).
                  3. PREREQUISITE CERTIFICATION OF TRACK USAGE AGREEMENTS WITH FEC, FLORIDA DEPARTMENT OF TRANSPORTATION, AND ORLANDO UTILITIES - As a condition precedent to the passenger train operations contemplated in this Agreement, FAR shall provide CSXT with letters from FEC, Florida Department of Transportation, Orlando Utilities, and any other entity whose track Fun Trains plans to utilize in conjunction with its contemplated passenger train operations confirming that FAR has entered into the necessary track usage agreements with those entities. FAR need not provide CSXT with a letter from an entity named in this section in the event it elects not to operate over that entity's trackage.
                  4.  PREREQUISITE PROCUREMENT OF SPECIFIED INSURANCE
COVERAGE ACCEPTABLE TO CSXT
             a. LIABILITY INSURANCE. As a condition precedent to the passenger train operations contemplated in this Agreement, FAR shall procure, and thereafter maintain and renew without lapse, for the full term of this Agreement, liability insurance with available limits of not less than $300 million to cover any and all liability arising from or relating to FAR's passenger train operations over or presence on the CSXT Trackage


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                                                     - 4 -



                  Rights Segment and any premises incidental thereto, including but not limited to, employers' liability including liability under the Federal Employers' Liability Act, and damages for environmental pollution and remediation. FAR shall promptly reinstate the required coverage in the event of any loss which partially or completely exhausts the aggregate limits of any policy or policies. The insurance policy or policies obtained in compliance with this section shall cover CSX Corporation, CSXT, CSX Intermodal, Inc. ("CSXI"), CSX Technology, Inc. ("CSX Tech"), and all other direct and indirect subsidiaries of CSX Corporation, as named insureds and FAR for its contractual indemnity obligation to CSXT and its affiliates and shall not exclude coverage for gross negligence, willful and wanton conduct, punitive damages, or other enhanced damages. The self-retention or deductible for this required coverage shall not exceed $100,000, and the policy or policies must include "severability of interests" clauses acceptable to CSXT. The insurer and the insurance policy or policies obtained in compliance with this Section 4a must be approved by CSXT prior to the commencement of FFT's operations, and CSXT shall have full and complete authority to approve or disapprove such policies at its sole discretion.


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                                                     - 5 -



                           In subsequent years, the minimum amount of coverage
                  required and the self-retention amount may be adjusted downward and upward, respectively, in recognition of favorable claims experience or changes in the law that limit the liability of the parties. Such adjustments shall, however, be at the sole discretion of CSXT.
         b. OTHER REQUIRED INSURANCE - In addition to the liability insurance required by Section 4a, above, FAR shall also procure the following insurance coverage and thereafter maintain it for the full term of this Agreement:
                                                      REQUIRED AVAILABLE LIMITS
                           TYPE OF POLICY                 OF NOT LESS THAN
                           --------------             -------------------------
                           Workers' Compensation            Statutory limits

                           Property                         $10 million

                           Motor Vehicle                    $5 million


                  The policies required by this Section 4b shall include endorsements waiving subrogation against CSXT, CSX Corporation, CSXI, CSX Tech, and all other direct and indirect subsidiaries of CSX Corporation.
         c.       GENERAL PROVISIONS APPLICABLE TO REQUIRED POLICIES -
                           FAR acknowledges that CSXT would not have entered
                  into this Agreement absent the insurance coverage required by this Section 4 and acknowledges and agrees that non-compliance with said insurance requirements


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                                                     - 6 -



                  will constitute a major default resulting in immediate suspension of FAR's passenger train operations over the CSXT Trackage Rights Segment.
                           FAR shall require its insurance carrier or carriers
                  to provide CSXT with certified copies of all policies required by this Section 4 whenever they are issued, reissued, or modified.
                           The policies procured in compliance with this Section
                  4 shall require the insurance carrier or carriers to provide CSXT with at least ten days written notice prior to cancellation, reduction of coverage, or other policy modifications. Insurance coverage shall remain in effect to cover all occurrences, claims, or lawsuits existing or occurring prior to cancellation or modification of the required policy or policies.
         d. RESTRICTIONS ON ALL REQUIRED POLICIES - During the term of this Agreement, the insurance policies required by this Section 4 shall not be changed, amended, cancelled, commuted, sold back, or endorsed without the prior written consent of CSXT.
                  5.  CSXT GRANTS TRACKAGE RIGHTS TO FUN TRAINS  -
Subject to approval by the STB, as required by ss.1, above, CSXT hereby grants Fun Trains trackage rights to operate a passenger train to be known as the FLORIDA FUN TRAIN ("FFT") over the CSXT Trackage Rights Segment defined in
Section 1, above.


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                                                     - 7 -



                  6. FAR SOLELY RESPONSIBLE FOR FFT LOCOMOTIVES AND PASSENGER EQUIPMENT - FAR shall be solely responsible for providing, inspecting, maintaining, repairing, and replacing any and all locomotives and passenger equipment (collectively referred to as the "Equipment") required for the FFT's operation over the Trackage Rights Segment. The Equipment provided by FAR for the FFT operation will meet and be maintained to comply with all applicable Federal Railroad Administration ("FRA") requirements and all applicable CSXT mechanical and safety requirements. FAR shall defend, indemnify, and hold harmless CSXT with respect to any FRA fines or violations assessed for alleged non-compliance of FFT Equipment with FRA regulations. Furthermore, FAR shall be solely responsible for insuring that the Equipment is adequately equipped with appropriate emergency equipment, including but not limited to fire extinguishers, emergency lighting systems, and well-marked emergency exits with readily accessible release mechanisms for use in the absence of normally available power sources.
                  7. FAR SOLELY RESPONSIBLE FOR PROVIDING PERSONNEL FOR FFT OPERATION - FAR shall be solely responsible for providing all personnel necessary for train and engine operations, switching, Equipment maintenance and service, customer services, baggage handling and ticket sales in conjunction with the FFT operation over the CSXT Trackage Rights Segment. FAR shall also be solely responsible for insuring that all FAR employees engaged in the FFT operation over the CSXT Trackage Rights Segment are qualified by CSXT with regard to its operating and safety rules


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                                                     - 8 -



and certified in compliance with applicable FRA regulations. FAR shall defend, indemnify, and hold harmless CSXT with regard to any FRA fines or violations assessed for alleged non-compliance of FAR train and engine crews with FRA regulations. Furthermore, FAR shall be solely responsible for insuring that all FFT train crews and on board passenger service personnel receive adequate training in passenger safety including preparedness training in emergency procedures.
                  8. FFT SCHEDULE - The FFT's proposed operating schedule over the CSXT Trackage Rights Segment is attached as Appendix A and incorporated as part of this agreement. CSXT and FFT developed this schedule with due regard for FAR's marketing considerations, but FAR acknowledges and agrees that any subsequent schedules must be developed with the understanding that the FFT operation shall not interfere with CSXT's freight operations or Amtrak's intercity passenger operations, that CSXT shall have sole discretion to prescribe safe operating speeds and practices, and that the maximum operating speed for the FFT will be 79 m.p.h. CSXT shall maintain the CSXT Trackage Rights Segment at a level that will permit FAR to maintain FFT service at a reasonable schedule throughout the term of this Agreement, as well as any extensions, exclusive of unusual occurrences such as slow orders, program maintenance, accidents, storm damage or emergencies.
                  The parties recognize that it may be necessary or desirable to modify the FFT's schedule from time to time, and such schedule changes may be requested by either party and


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                                                     - 9 -



implemented by mutual agreement of the parties without amending this agreement. Assent to requested schedule changes shall not be unreasonably withheld, and the parties shall give due regard to FAR's marketing requirements, CSXT's marketing and operating requirements, and Amtrak's scheduling. Such schedule modifications may be approved on behalf of CSXT by its Assistant Vice President Passenger Service and on behalf of FAR by its President.
                  If Amtrak ceases operations over the CSXT Trackage Rights Segment during the term of this Agreement, CSXT shall be entitled to reduce the level of utility of the Trackage Rights Segment and thereby reduce the 79 m.p.h. maximum operating speed to a lesser speed consistent with the requirements of its freight operations. CSXT will, however, continue to maintain the Trackage Rights Segment at its current level of utility despite the absence of Amtrak operations, and thereby preserve the 79 m.p.h. maximum operating speed, if FAR elects to pay the entire incremental cost of maintaining the Trackage Rights Segment at the current level of utility rather than the lower level of utility required for CSXT's freight operations.
                  9. INITIAL CONSIST OF FFT - FAR shall be solely responsible for insuring that the FFT has an adequate power-tonnage ratio and is in sufficient mechanical condition to enable it to maintain its current schedule. If the FFT operates materially behind schedule on a consistent basis due to FAR's failure to comply with these requirements, CSXT shall provide FAR with a reasonably detailed, written notice of the timekeeping


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                                                     - 10 -



problem. If FAR does not take corrective action sufficient to restore reasonably consistent timekeeping for the FFT within 15 days, CSXT may at its sole discretion suspend all FFT operations.
                  The FFT initially will operate with the basic consist set forth in Appendix B, which is attached and incorporated as part of this Agreement. The parties acknowledge and agree that said basic consist may vary in minor respects from day to day due to passenger demand and equipment availability. The initial consist and basic consist may be modified from time to time by mutual agreement of the parties, and such agreement may be authorized on behalf of CSXT by its AVP Passenger Service and on behalf of FAR by its President.
                  10. FAR TRAIN CREWS SUBJECT TO CONTROL OF CSXT OPERATING OFFICIALS - While the FFT is operating on the CSXT Trackage Rights Segment, FAR's train and engine crews shall at all times be subject to and follow the direction and control of CSXT's dispatchers, operators, superintendents, trainmasters, and all other operating officials in authority. FAR shall permit designated CSXT operating officers to ride aboard the FFT for the purposes of monitoring rules compliance and performing efficiency tests.
                  11. MANDATORY TOXICOLOGICAL TESTING - If the FFT is involved in an accident or incident which triggers mandatory toxicological testing of FFT personnel and such testing is performed by CSXT, FAR shall reimburse CSXT for any and all costs incurred in conjunction with performing such tests.


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                                                     - 11 -



                  12.  BREAKDOWNS OR SIMILAR PROBLEMS ON LINE OF ROAD  -
If the FFT encounters unexpected operating problems such as locomotive failures or mechanical problems with its passenger equipment, CSXT will endeavor to provide necessary assistance and service if the means to do so are available. FAR shall fully reimburse all costs incurred by CSXT in conjunction with providing such assistance and service.
                  13. NO DETOUR ROUTE IS AVAILABLE - FRA acknowledges that if the CSXT Trackage Rights Segment is out of service for any reason, there is no practicable alternate rail route over which the FFT can be detoured. Therefore, in the event an accident or emergency condition necessitates curtailment of operations over the CSXT Trackage Rights Segment, FAR shall be solely responsible for arranging transportation via alternate modes and/or providing refunds for FFT passengers. If the FFT is in transit over the CSXT Trackage Rights Segment and an accident or emergency condition on the Trackage Rights Segment precludes completion of the trip, CSXT shall promptly notify FAR, and FAR shall promptly advise CSXT whether it wishes to disembark the FFT passengers at an intermediate point for transfer to another mode of transportation or return the FFT to its point of origin. The normal charges for the FFT operation, including but not limited to the agreed per-train-mile charge, will apply to all special movements under such conditions. CSXT shall address any accident or emergency condition on the Trackage Rights Segment and restore Amtrak, freight, and FFT operations as promptly as practicable, but it shall not be liable to FAR for any damages resulting from


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                                                     - 12 -



delay to or interruption of FFT service while operations are suspended.
                  14. GENERAL OPERATING PARAMETERS/ON TIME OPERATION NOT GUARANTEED - CSXT shall dispatch the FFT pursuant to CSXT's safety and operating rules. Although CSXT will endeavor to dispatch the FFT in a manner which enables it to traverse the CSXT Trackage Rights Segment in keeping with the schedule then in effect, FAR acknowledges and agrees that CSXT does not guarantee on time operation of the FFT and shall not have any liability whatsoever for additional costs, claims, damages, causes of action, or legal actions resulting from delays causing the FFT to operate behind schedule. If requested by FAR at least two business days in advance, CSXT shall provide FAR representatives reasonable access to CSXT's Operations Center in Jacksonville for the purpose of monitoring the dispatching services provided for the FFT. If the FFT operates materially behind schedule on a consistent basis, the parties will join in a cooperative, good faith effort to correct the timekeeping problems and will adjust the FFT's schedule if necessary.
                  15. ACCESS TO CSXT RADIO FREQUENCIES - CSXT will provide access to CSXT radio frequencies, as necessary, for FFT train and engine crews operating over the CSXT Trackage Right Segment and other FAR personnel involved in the FFT operation. FAR shall at its own expense equip the FFT with multi-channel radios suitable for maintaining necessary communications between CSXT and FFT personnel.


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                  16. ASSUMPTION OF ALL RISKS AND COMPLETE INDEMNIFICATION OF
CSXT - FAR hereby assumes any and all risks arising from, caused by, resulting from, or in any way related to FFT's operation over or presence on the CSXT Trackage Right Segment or any premises incidental thereto. FAR moreover shall fully and completely protect, defend, release, indemnify, and hold harmless CSXT with regard to any and all claims, damages, causes of action, legal or administrative actions, judgments, liabilities, losses, penalties, fines, assessments, expenses, costs - including but not limited to attorneys' fees and costs of environmental remediation- for any and all deaths, injuries, property damages or any other form of damages which arise from, are caused by, result from, or are in any way related to, FAR's FFT operations over or presence on the CSXT Trackage Rights Segment or any premises incidental thereto. FAR expressly acknowledges and agrees that its obligation to protect, defend, release, indemnify, and hold harmless CSXT shall include but not be limited to damages of any nature or degree, including compensatory, punitive, and exemplary damages and that FAR's obligation to protect, defend, release, indemnify, and hold harmless CSXT, as set forth in this Section, shall further include but not be limited to compensatory, punitive, and exemplary damages resulting, in whole or in part, from the negligence, gross negligence, or willful and wanton acts of the employees, agents, servants, officers, and directors of CSXT, CSXI, CSX Tech, CSX Corporation, and all other direct and indirect subsidiaries of CSX Corporation. FAR acknowledges and


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agrees that its obligation to protect, defend, release, indemnify, and hold harmless CSXT and its affiliated companies is in no way capped or limited by the limits of the insurance required by Section 4 above.
                  FAR acknowledges CSXT's concerns about the liability exposure associated with rail passenger service, and its clear understanding that CSXT would not have considered entering into this Agreement absent FAR's commitment to assume all risks which would not have occurred but for the operation or presence of the FFT on the CSXT Trackage Rights Segment or any premises incidental thereto and to fully and completely indemnify CSXT as provided in this section and FAR's commitment to procure and maintain the insurance protection described in Section 4 above.
                  17. LABOR CLAIMS - Although the parties do not anticipate that the FFT operation over the CSXT Trackage Rights Segment will result in any valid labor claims, FAR shall fully reimburse CSXT for any labor claims, labor protection costs, wage guarantee payments, and relocation costs that CSXT may incur as a result of FAR's exercise of its trackage rights over CSXT. In the event of strike activity affecting FFT's operations or CSXT as a result of FFT's operations, FFT operations shall be immediately suspended until the strike activity is enjoined, and CSXT shall not be liable for losses or damages suffered by FAR as a result of any such suspension of service.
                  18.  FAR SOLELY RESPONSIBLE FOR TERMINAL FACILITIES  -
FAR shall be solely responsible for constructing or causing to be constructed, maintaining, repairing, and if necessary, replacing,


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                                                     - 15 -



the terminal facilities required for the FFT operation. FAR plans to locate the FFT's terminal facilities in the Miami/Fort Lauderdale, Florida area, and the Orlando/Kissimmee, Florida area. The sites for the FFT's terminals will not be contiguous to the CSXT Trackage Rights Segment and will not be on property owned by CSXT.
                  19. CAPITAL IMPROVEMENTS INVOLVING CSXT TRACKAGE - In order to facilitate the FFT operation, the parties anticipate that certain capital improvements may be necessary at either
Mission Spur or Northwood in the West Palm Beach area and at the Stanton Spur in the vicinity of Orlando International Airport.
Upon receipt of an acceptable letter of credit from FAR, CSXT will make such capital improvements as requested by FAR, and FAR will reimburse CSXT for all costs associated with those improvements through equal or approximately equal annual payments over the term of this Agreement. Said annual payments shall include interest at the prime rate.
                  20. FAR SOLELY RESPONSIBLE FOR FFT TAXES - FAR shall be solely responsible for the prompt payment of all taxes, assessments, and similar charges assessed or levied by any government or governmental agency upon any interest in Equipment, terminals and their furnishings, facilities, property, and materials or supplies owned or leased by FAR and used in conjunction with the FFT operation as well as upon any revenues generated by the FFT operation. FAR shall likewise be solely responsible for all payroll taxes, social security contributions and railroad retirement contributions required for FAR employees


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engaged in the FFT operation over the CSXT Trackage Rights Segment. CSXT shall remain solely responsible for taxes, assessments, and similar charges assessed or levied by any government or governmental agency on the tracks, bridges, structures, or appurtenances comprising the CSXT Trackage Rights Segment.
                  21. COMPENSATION FOR TRACKAGE RIGHTS - In consideration for CSXT's grant of trackage rights over its unique rail corridor between West Palm Beach and a location to be selected by FAR in the Orlando/Kissimmee area, FAR shall compensate CSXT at an initial rate of $20.00 per train mile for each train mile generated by the FFT over the CSXT Trackage Rights Segment (hereinafter referred to as the "Train Mile Rate"). On January 1, 1999, and on each subsequent January 1 of FFT operations during the term of this Agreement, the Train Mile Rate shall be increased by the Association of American Railroads' inflation index (the "Inflation Index"). Through December 31, 1999, the Train Mile Rate, increased as applicable by the Inflation Index, shall be reduced by $50,000 per month.
                  As additional compensation for these rates, FAR shall grant CSXT 475,000 warrants to purchase 475,000 common shares of FAR for $4.50 per share beginning with a grant of 75,000 warrants upon commencement of FFT's operations, continuing with a grant of 100,000 warrants on January 1, 1998 and further continuing with annual grants of 100,000 warrants on each January 1 through and including January 1, 2001.
                  Beginning January 1, 2000, the above compensation shall


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be subject to a "minimum compensation level" of 16% of FFT's adjusted net ticket revenues. Said "minimum compensation level" shall be computed by taking the amount equivalent to FFT's gross ticket revenue less discounts used to promote ticket sales ("net ticket revenue"), times 0.16. However, the "minimum compensation level" shall not be greater than the "Train Mile Rate" plus
$250,000 during the year 2000, the "Train Mile Rate" plus $400,000 during the year 2001, and the "Train Mile Rate" plus $600,000 during the year 2002 and thereafter. FAR will present annually to CSXT a report signed by FAR's nationally recognized auditing firm which will verify the calculation of net ticket revenue in accordance with the above definition.
                  Also beginning on January 1, 2000, the above calculation of track fees, either based on the "Train Mile Rate" or "minimum compensation level", whichever is greater, will be increased by an additional amount equal to $2.20 per train mile for each train mile generated by the FFT over the CSXT Trackage Rights Segment.
                  Effective with the monthly payment for January, 2000, and upon thirty (30) days' advance written notice to CSXT, FAR may request a reduction in the then applicable track fees if it determines that financial circumstances at the time justify such a reduction. CSXT shall have sole discretion to grant, in whole or in part, or to deny such requests by FAR.
                  FAR's failure to operate an average of 14 FFT's per week after the first year of FFT operations will be deemed a default of its obligations under this Agreement. This average


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shall be computed on a semi-annual basis. When computing that average, no penalty shall be imposed for trains not operated due to emergencies.
                  All amounts due CSXT pursuant to this Agreement shall be paid to CSXT on a monthly basis within 30 days of the invoice dates for the CSXT monthly invoices to FAR. If FAR does not make a payment due CSXT in timely fashion, CSXT may send FAR a written notice of late payment. If CSXT does not receive FAR's late payment within 15 days of FAR's receipt of such notice, FAR shall be deemed in default, and CSXT then may suspend FFT operations at its sole discretion. CSXT shall retain for at least one year from the date of each monthly invoice all books, records and other supporting documents for each invoice (collectively referred to as the "Supporting Documents"), and FAR and its representatives will be entitled to inspect the Supporting Documents during the one year preservation period upon reasonable advance notice. Such inspections will be performed during normal business days and hours at CSXT's headquarters in Jacksonville, Florida unless otherwise agreed by the parties.
                  For a period of at least one year following each month of FFT's operations over the CSXT Trackage Rights Segment, FAR shall retain all Supporting Documents pertaining to the train miles generated by the FFT on the CSXT Trackage Rights Segment and the "net ticket revenue" generated by FFT's operation. CSXT and its representatives will be entitled to inspect the Supporting Documents during the one year preservation period, and such inspection shall be subject to reasonable advance notice to


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                                                     - 19 -



FAR. These inspections will be performed during normal business days and hours at FAR's headquarters unless otherwise agreed by the parties.
                  22.  ARBITRATION OF DISPUTES -
         (a) Except as otherwise provided in Section 22(b) below, any controversy under this Agreement shall be settled in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Arbitration shall be held at a mutually convenient location, and in the event the parties cannot agree, then at a location specified by the arbitrator(s). It is the intent of the parties that the agreement to arbitrate contained in this Section shall be valid and irrevocable, shall extend to disputes as to whether particular disagreements are arbitrable, and shall be specifically enforceable by either of the parties from and after the date of this Agreement. In interpreting this Agreement and resolving any dispute hereunder, the arbitrator(s) shall apply the laws of the State of Florida. In the event of arbitration, each party shall pay the compensation, costs, fees and expenses of its own witnesses, exhibits and counsel. The compensation, costs, fees and expenses of the arbitrator(s) and the American Arbitration Association shall be paid equally by CSXT and FAR.
         (b) The provisions of this Section are not applicable to and shall not be used for the following purposes: first, to alter, amend, change, modify, add to or subtract from any of the provisions of this Agreement, except to the extent mutually agreed by CSXT and FAR in the submission of any matter to arbitration; second, to resolve any matter subject to the judgment or discretion of one party to this Agreement; and, third, except as is otherwise expressly provided herein, to resolve any matter reserved for mutual agreement of CSXT and FAR.
                  23. AGREEMENT CONTINGENT UPON CSXT'S CONTINUED OPERATION OF TRACKAGE RIGHTS SEGMENT - This Agreement is contingent upon CSXT's continued operation of the Trackage Rights Segment, and FAR will not oppose any application or petition by CSXT for authority to abandon that line of railroad. In the event CSXT obtains authority to abandon the Trackage Rights Segment, it will give FAR the right of first refusal to purchase that line of railroad, subject to applicable statutes and regulations. In the event CSXT undertakes to sell the Trackage Rights Segment, it will provide FAR with ninety (90) days' advance written notice prior to soliciting proposals from others for purchase of the Trackage Rights Segment.
                  24. TERM OF AGREEMENT - The term of this Agreement shall commence on the day first above written and shall continue for five years after the date FAR commences regularly scheduled FFT operations on the CSXT Trackage Rights Segment. FAR shall have the option of extending the term of the agreement for an additional five years, and it may exercise that option by giving CSXT written notice of its intent to do so at least 6 months prior to the expiration of the Agreement's initial term. FAR's option to extend the term of this Agreement shall be subject to the parties' renegotiation of its compensation provisions. If the parties cannot agree to appropriate compensation provisions for the extended term, the issue will be submitted to final and binding arbitration subject to the provisions of ss. 22 above.
                  25. EXCLUSIVE ACCESS RIGHTS - During the initial five year term of this Agreement and all subsequent renewals, CSXT will not grant similar access rights to any other private rail passenger operator or contractor proposing comparable conventional rail passenger service operating over CSXT's rail line between West Palm Beach and the Orlando/Kissimmee, Florida area. This section does not preclude CSXT from providing access for Amtrak or Florida Department of Transportation, organizations providing services on their behalf, or other publicly funded authorities with statutory or contractual rights of access to CSXT lines, or for high speed rail operations, whether publicly or privately funded. This exclusivity provision will be voidable at CSXT's sole discretion if FAR operates less than the regularly-scheduled number of FFT's per week after the first year of FFT operations, with the understanding that there shall be no penalty for trains not operated on account of emergencies.
                  26. POTENTIAL FOR HIGH SPEED RAIL SERVICE - Both parties recognize that the CSXT Trackage Rights Segment may become a preferred route for high speed rail passenger operations. The parties do not intend for the provisions of this agreement to in any way hinder CSXT's ability to negotiate and enter into an agreement with an entity wishing to operate high speed passenger trains over this line of railroad. If CSXT has an opportunity to enter into an agreement providing for high speed rail passenger operations on or adjacent to the Trackage Rights Segment, it will endeavor to negotiate an operating arrangement which addresses the needs of the high speed train operator, Amtrak, FAR, and CSXT for safe, efficient, and timely service. If such negotiations result in CSXT acquiring an alternate route for its freight operations, CSXT will offer FAR trackage rights over said alternate route, pursuant to the same terms, conditions, and compensation set forth in this Agreement, for the balance of this Agreement's term.
                  27. NONDISCLOSURE OF CONFIDENTIAL INFORMATION - Both parties agree that they will refrain from making known to third parties proprietary information concerning the other party's business and operations if such information is not generally known by the general public or persons within the railroad industry. Such proprietary information includes but is not limited to cost data pertaining to either CSXT or FFT operations, FAR's business and marketing plans, details concerning the design and operation of FFT's existing or proposed Equipment, information concerning FAR's actual or proposed suppliers, contracts, customers, ticket sales and reservation systems, and confidential CSXT or FAR financial data.
                  28. BOARD OF DIRECTORS - FAR will nominate one (1) CSXT representative to serve on its Board of Directors.
                  29. FORCE MAJEURE - Either party shall be excused from the performance of its obligations to the other party where such nonperformance is occasioned by any event beyond its control. Such events shall include but not be limited to orders, rules, or regulations of any federal, state, or local governmental body, agency, or instrumentality; work stoppages; accidents; natural disasters; or civil disorders. The party so excused shall use all reasonable efforts to minimize its nonperformance and to overcome, remedy, cure, or remove such event as soon as reasonably practicable. Nonperformance shall be excused only to the extent and for the duration of the force or circumstance which dictates nonperformance.
                  30. WAIVER AND MODIFICATION - The waiver by any party hereto of a breach of any provision hereof shall not be construed to operate as a waiver of any subsequent breach of the same or any other provision of this Agreement, nor as supporting any particular construction of any provision of this Agreement. This instrument contains the entire agreement of the parties with respect to the subject matter and said parties have not made any agreements relating to such subject matter which are not set forth herein. No modification of this Agreement shall be effective unless in writing and signed by the party against which it is sought to be enforced.
                  31. GENERAL PROCEDURES FOR DEFAULT - If FAR defaults on its obligations under this Agreement, CSXT shall promptly provide FAR with a reasonably detailed written notice of the default via facsimile, overnight courier, or certified mail. If the involved default involves failure to obtain or maintain the required insurance as provided in Section 4, failure to provide motive power or equipment capable of operating reasonably close to the agreed schedule as provided in Section 9, or failure to pay amounts due CSXT in timely fashion as provided in Section 21, CSXT may also suspend FFT operations at its sole discretion and will advise FAR of such suspension in the notice of default.
                  FAR shall have sixty days from its receipt of such notification to cure the involved default or defaults, and if it fails to cure the involved default or defaults within that time period, CSXT may elect to terminate this Agreement at its sole discretion. FAR hereby grants CSXT its limited power of attorney to apply on behalf of both parties for Surface Transportation Board authority to cancel this Trackage Rights Agreement, to the extent such authorization is necessary, in the event CSXT elects to terminate this agreement by virtue of FAR's uncured default.
                  32.  NO INTENT TO CREATE JOINT BUSINESS RELATIONSHIP -
                  By entering into this Trackage Rights Agreement which, among other things, provides for CSXT representation on FAR's Board of Directors and a CSXT compensation package which includes warrants to purchase FAR's common shares, the parties do not intend to create a partnership, joint venture, or any other form of joint business relationship.
                  33. FIRST AMERICAN AND FUN TRAINS JOINTLY AND SEVERALLY ASSUME OBLIGATIONS - First American and its subsidiary Fun Trains jointly and severally assume any and all obligations assumed by either or both of them in this Agreement.
                  34. SECTION HEADINGS USED FOR CONVENIENCE ONLY Section headings are used in this Agreement for convenience only and the parties do not intend for those headings to be construed as having substantive content.

                  35. ASSIGNMENT RESTRICTED - Neither this Agreement, nor any right hereunder, may be assigned by either party without the prior written consent of the other party, other than to a wholly-owned subsidiary of FAR or to a corporate entity created by a merger of CSXT and another railroad or railroads.
                  36. NOTICES - All notices, demands, requests, and other communications permitted or required under this Agreement shall be deemed properly served if delivered by hand (personally, by courier service such as Federal Express, or by other messenger) or deposited in the United States mail, with first class postage prepaid and addressed as set forth below:

         If intended for FAR:       President
                                    Fun Train, Inc. and First American
                                    Railways, Inc.
                                    2445 Hollywood Boulevard
                                    Hollywood, FL 33020

         If intended for CSXT:      Ass't. Vice President-Passenger Services
                                    CSX Transportation, Inc.
                                    500 Water Street - (J315)
                                    Jacksonville, Florida 32202


                  Either party may designate a substitute party or a new address by sending a written notice to the other party. From time to time, by written notice to the other party, each party shall designate its representative for operating matters relating to this Agreement. With respect to discussions with such representative on operating matters relating to this Agreement, each party shall be entitled to rely on the responses and decisions made by the other party's designated representative.
                  37. GOVERNING LAW - This Agreement shall be governed by and construed in accordance with the laws of the State of

Florida.
                  38. SEVERABILITY - Each provision of this Agreement shall be interpreted so as to be effective and valid under applicable law to the fullest extent possible. If any provision contained herein shall for any reason to be held invalid, illegal or unenforceable in any respect, then, in order to effect the purposes of this Agreement, it shall be construed as if such provision had never been contained herein.
                  IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Agreement as of the day and year first above written.

Attest:                                     FUN TRAIN, INC. AND FIRST
                                            AMERICAN RAILWAYS, INC.


By:/s/ Thomas E. Blayney                    By:/s/ Raymond Monteleone
  -----------------------------------         -------------------------------
Printed Name:  Thomas E. Blayney            Printed Name:  Raymond Monteleone

Title: Vice President-Operations            Title:  President



Attest:                                     CSX TRANSPORTATION, INC.

By:/s/ R.L. Key, Jr.                        By:/s/ Albert B. Aftoora
  ---------------------------                 ------------------------------
Printed Name:  R. L. Key, Jr.               Printed Name:  Albert B. Aftoora

Title:  Assistant Secretary                 Title:  Vice President-Corridor
                                                    Development

                                   APPENDICES

                                                                    APPENDIX A



                                PROPOSED SCHEDULE
                                       for
                                FLORIDA FUN TRAIN

       -----------------------------------------------------------------


MONDAY THROUGH THURSDAY:

Depart                     Fort Lauderdale                          10:00 a.m.
Arrive                     Orlando Int'l. Airport                    2:20 p.m.

Depart                     Orlando Int'l. Airport                    4:00 p.m.
Arrive                     Fort Lauderdale                           8:20 p.m.


FRIDAY:

Depart                     Fort Lauderdale                           8:00 a.m.
Arrive                     Orlando Int'l. Airport                   12:20 p.m.

Depart                     Orlando Int'l. Airport                    1:50 p.m.
Arrive                     Fort Lauderdale                           6:10 p.m.

Depart                     Fort Lauderdale                           7:40 p.m.
Arrive                     Orlando Int'l. Airport                   12 midnight


SATURDAY:

Depart                     Orlando Int'l. Airport                    9:00 a.m.
Arrive                     Fort Lauderdale                           1:20 p.m.

Depart                     Fort Lauderdale                           3:00 p.m.
Arrive                     Orlando Int'l. Airport                    7:20 p.m.


SUNDAY:

Depart                     Orlando Int'l. Airport                    8:00 a.m.
Arrive                     Fort Lauderdale                          12:20 p.m.

Depart                     Fort Lauderdale                           1:50 p.m.
Arrive                     Orlando Int'l. Airport                    6:10 p.m.

Depart                     Orlando Int'l. Airport                    7:40 p.m.
Arrive                     Fort Lauderdale                          12 midnight

                                                            APPENDIX B
                                                   FFT INITIAL CONSIST





a. Two leased diesel locomotives, with one unit positioned on each end of the train;

b. Five full length dome passenger cars each with an 80-passenger capacity and food service facilities;

c.       One bilevel adult cocktail lounge car with live entertainment;

d.       One bilevel youth lounge car with entertainment;

e. One bilevel space station video game car with virtual reality games;

f.       One bilevel education-oriented video game car with a gift shop.

g.       One baggage car with or without power.